EXHIBIT 99.1

Ceres Updates U.S. Forage Sorghum Plantings

−	Higher than expected plantings of products provide a larger base for expansion
−	Early performance results this season have been favorable

THOUSAND OAKS, Calif. – September 10, 2015 – Ceres, Inc. (Nasdaq: CERE), an agricultural biotechnology company, today revised upwards the number of acres planted with its improved forage sorghum hybrids. The company, which closed its fiscal year on August 31, indicated that the higher than expected demand from growers and dairies could favorably impact the adoption rate of its Blade brand forage sorghum products next season.

For the 2015 growing season in North America, the company sold more than 4,000 acres of its Blade brand seed products for commercial evaluations, compared to approximately 3,000 acres previously estimated in July and 600 acres planted the previous season. As an outlet for previous generations of products in its portfolio, the company also introduced generic seed for certain market segments. Plantings of generic seed are expected to cover several thousand additional acres this season.

Growers and distributors have reported favorable early performance results to date, including improved stands and growth rates compared to competitor products. Customers are expected to have final metrics, including yields per acre and feed quality, for Ceres’ forage sorghum hybrids by the end of the calendar year when the season is complete. Planting decisions for the 2016 season typically begin at that time. Growers typically increase plantings of new products once they confirm performance under their growing practices.

Ceres President and CEO Richard Hamilton said that the company intends to establish its brand and market presence through improved conventional hybrids ahead of the introduction of its traits, which are currently being evaluating in the field and greenhouse.

“We have a compelling opportunity to combine the natural drought tolerance of forage sorghum with improved yield and quality traits. By improving sorghum, we believe we can both increase our market share in forage sorghum and also expand the size of the overall forage sorghum market,” said Hamilton.

He noted that the company’s strategy to refocus on markets being fueled by growing global prosperity has proceeded well. “With oil falling toward $40 a barrel and high quality hay reaching as much as $400 a ton, we believe our shift away from bioenergy is being validated, and we are positioning ourselves now to grow along with global prosperity.”

Last season, the company’s Blade forage sorghum hybrids performed well in numerous commercial and multi-hybrid field trials in the United States and demonstrated a number of favorable attributes for forage feed, including lower water and nitrogen fertilizer requirements than other crops. In general, forage sorghum requires 60% less water than alfalfa hay and 20% less water than silage corn, which are both commonly used as livestock feed. Sorghum is also more resilient to periods of drought during the growing season.

Ceres’ technology has been the focus of a number of patent awards recently. In August, the company was awarded a U.S. patent for its iCODE multi-gene trait development system. iCODE was developed to rapidly create, evaluate and select optimal combinations of genes and their control components for next-generation biotechnology traits in crops such as corn and soybean. The company is currently in discussions with institutions and companies to establish best practices for evaluating the technology for larger scale deployment. Early this year, Ceres also received a patent award for an innovation in soybean related to plant processes that are the target of a class of commercial herbicides. Ceres plans to offer other seed companies a commercial license to its innovations, including an opportunity for exclusivity in certain crops.

About Ceres

Ceres, Inc. is an agricultural biotechnology company that develops and markets seeds and traits to produce crops for animal feed, sugar and other markets. The company’s advanced plant breeding and biotechnology technology platforms, which can increase crop productivity, improve quality, reduce crop inputs and improve cultivation on marginal land, have broad application across multiple crops, including food, feed, fiber and fuel crops. Ceres markets its seed products under its Blade brand. The company also licenses its biotech traits and technology, including its Persephone genome visualization software, to other life science companies and organizations.

Ceres Forward-Looking Statements
This press release may contain forward-looking statements. All statements, other than statements of historical facts, including statements regarding Ceres’ efforts to develop and commercialize its products and technologies, anticipated yields and product performance, status of crop plantings, short-term and long-term business strategies, market and industry expectations, future operating metrics, and future results of operations and financial position, including anticipated cost savings from the company’s restructuring plan and projected cash expenditures, are forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Ceres’ control. Factors that could materially affect actual results can be found in Ceres’ filings with the U.S. Securities and Exchange Commission. Ceres undertakes no obligation to update publicly, except to the extent required by law, any forward-looking statements for any reason after the date the company issues this press release to conform these statements to actual results or to changes in the company’s expectations.

Contact:

Gary Koppenjan
(805) 375-7801
ir@ceres.net